Exhibit 16.1

July 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read AcelRx Pharmaceuticals, Inc.’s statements included under Item 4.01 of its Form 8‑K dated July 29, 2021, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ OUM & Co. LLP